Exhibit 99.10

CONSENT

In connection with the filing by WinVest Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, I hereby consent to being named as a nominee to the board of directors of WinVest Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated August 18, 2021

/s/ Barrie R. Zesiger
Barrie R. Zesiger